EMPLOYMENT AGREEMENT

              THIS AGREEMENT is made effective as of April 10, 2000 by and between LAFAYETTE SAVINGS BANK, FSB (the "Bank"), a Federally chartered savings institution, with its office at Lafayette, Indiana, and CLARK BUSH (the "Executive"). The Bank is the wholly-owned subsidiary of LSB FINANCIAL CORP. (the "Company"), a corporation organized under the laws of the State of Indiana.

              For and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

              1.  Employment. The Executive is employed as the Executive Vice President of the Bank. As Executive Vice President, the Executive shall render administrative and management services as may be from time to time prescribed by the Board of Directors of the Bank and shall report directly to the President of the Bank. The Executive shall devote his best efforts and substantially all of his business time and attention to the business and affairs of the Bank and its subsidiaries and affiliated companies.

              2.  Compensation. The Bank agrees to pay the Executive during the term of this Agreement at the rate of One Hundred Thirty Thousand Dollars ($130,000.00) per year, payable bi-weekly or in accordance with any then existing payroll policy of the Bank for executives.

              3.  Benefits. The Executive shall be entitled to employee benefits provided to executives under exiting or amended Bank policies, which benefits are currently as follows:

       (a)  Stock grants -- 7,000 shares with vesting over a five (5) year period.

       (b)  Stock options -- 10,000 shares.

       (c)  Employee Stock Ownership Plan, pursuant to existing or amended Bank policies with normal vesting periods.

       (d)  Term life insurance in an amount equivalent to approximately one year's salary, with the premium to be paid by the Bank and the beneficiary to be designated by the Executive.

       (e)  Short and long term disability coverage pursuant to any present or amended Bank plan, with the premium paid by the Bank.

       (f)  Paid time off equal to 23 days per calendar year (prorated).

       (g)  Medical insurance pursuant to the prevailing Bank medical insurance plan with premiums paid in accordance with prevailing Bank policy for executives.

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       (h)  Dental/vision insurance which is currently $200.00 prorated after six months for the employee and dependents.

       (i)  401(k) Plan pursuant to the existing or modified Bank plan with the next plan entry date of July 1, 2000.

       (j)  Exclusive use of a leased automobile mutually acceptable to the parties with a new value in the $28,000.00 to $30,000.00 range, with all lease payments to be paid by the Bank.

       (k)  Membership in Lafayette Country Club with initiation fee, dues and assessments to be paid by the Bank.

       (l)  Reasonable moving expenses in relocating to Lafayette.

       (m)  If necessary, reasonable rental expense for an apartment if permanent housing is not yet available.

              4.  Term. Except as hereinafter provided, the term of this Agreement shall be for one year commencing April 10, 2000 and terminating April 9, 2001. This Agreement may be terminated as hereinafter set forth.

              5.  Payments to Executive upon Change in Control.

       (a)  The provisions of this Agreement shall apply only upon the occurrence of a Change in Control of the Bank or the Company (as herein defined) followed at any time during the term of this Agreement by (i) involuntary termination of Executive's employment, other than Termination for Cause, as defined in Section 5(c) hereof, or (ii) the Executive's voluntary termination of his employment following any demotion, loss of title or office, significant reduction in authority, significant reduction in annual compensation or benefits, or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the Change in Control.

       (b)  Definition of a Change in Control. A "Change in Control" of the Bank or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owner's Loan Act of 1933, as amended, and the Rules and Regulations promulgated by the Office of Thrift Supervision (or its predecessor agency), as in effect on the date hereof (provided that in applying the definition of change in

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control or presumptive change in control or acting in concert or presumptive acting in concert as set forth under the Rules and Regulations of the OTS, ownership of stock by a tax qualified employee benefit plan of the Bank or the Company shall not be subject to presumptions of control or acting in concert); or (iii) would be deemed to have occurred at such time as (a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or Company representing 20% or more of the combined voting power of the Bank's or Company's outstanding securities except for any securities purchased by the Bank's employee stock ownership plan and trust; or (b) individuals who constitute the Board of Directors of the Company on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the Company's Nominating Committee, shall be for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or the Company is not the surviving entity.

       (c)  Executive shall not have the right to receive termination benefits pursuant to Section 6 hereof upon Termination for Cause. The term "Termination for Cause" shall mean termination because of the Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any material provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. For purposes of this Section, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Bank or its affiliates. Notwithstanding the foregoing, Executive shall not be subject to Termination for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors of the Bank at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options

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or limited rights granted to Executive under any stock option plan or any unvested awards granted under any other stock benefit plan of the Bank, the Company or any subsidiary thereof, shall become null and void effective upon Executive's receipt of Notice of Termination for Cause pursuant to Section 7 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

              6.  Termination Benefits.

       (a)  Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the voluntary or involuntary termination of the Executive's employment, other than for Termination for Cause, the Bank shall be obligated (i) to pay the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to 199% of the Executive's "base amount" of compensation under § 280G of the Internal Revenue Code of 1986, as amended (the "Code"), payable as provided in Section 6(b) of this Agreement; and (ii) cause to be provided continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for the Executive prior to termination of his employment.

       (b)  Payment under Section 6(a)(i) of this Agreement shall be made in a lump sum within five (5) days after Notice of Termination as defined in Section 7(a) of this Agreement. Benefits under Section 6(a)(ii) of this Agreement shall continue to be provided for a period of twenty-four (24) months from the termination of Executive's employment.

       (c)  Notwithstanding any other provision of this Agreement, if any payment or benefits under this Agreement, together with any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Bank or the Company, would cause any amount to be nondeductible by the Bank or the Company for federal income tax purposes pursuant to Section 280G of the Code, then payments under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize payments to the Employee without causing any amount to become nondeductible by the Bank or the Company. The allocation of such reduction among payments to the Employee shall be determined by the Employee.

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              7.  Notice of Termination.

       (a)  Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provisions so indicated.

       (b)  "Date of Termination" shall mean the date specified in the Notice of Termination which, in the instance of Termination for Cause, shall be immediate.

              8.  Source of Payments. It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank. The Company guarantees payment and provision of all amounts and benefits due hereunder to the Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

              9.  Effect on Other Benefit Plans. Except to the extent that Section 6(c) may be applicable, this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

              10.  Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of the Executive, the Bank and the Company and their respective successors and assigns.

              11.  Modification and Waiver.

       (a)  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

       (b)  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

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              12.  Required Regulatory Provisions.

       (a)  The Bank may terminate the Executive's employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice the Executive's right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 5 of this Agreement.

       (b)  If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

       (c)  If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 181(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

       (d)  If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

       (e)  All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the institution, (i) by Director of the Office of Thrift Supervision ("Director") or his or her designee, at the time the Federal Deposit Insurance Corporation or Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

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       (f)  Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

              13.  Reinstatement of Benefits Under Section 12(b). In the event the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice described in Section 12(b) hereof (the "Notice") during the term of this Agreement and a Change in Control, as defined herein, occurs, the Bank will assume its obligation to pay and the Executive will be entitled to receive all of the termination benefits provided for under Section 6 of this Agreement upon the Bank's receipt of a dismissal of charges in the Notice.

              14.  Severability. If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

              15.  Headings for Reference Only. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

              16.  Governing Law. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by Indiana law to the extent not preempted by Federal law.

              17.  Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

              In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

              18.  Payment of Legal Fees. All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if the Executive is successful on the merits pursuant

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to a legal judgment, arbitration or settlement, which payments are guaranteed by the Company pursuant to Section 8 hereof.

              19.  Successors to the Bank and the Company. The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform their respective obligations under this Agreement, in the same manner and to the same extent that each would be required to perform if no such succession or assignment had taken place.

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              20.  Signatures.

              IN WITNESS WHEREOF, Lafayette Savings Bank, FSB and LSB Financial Corp. have caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, on the   26   day of      April     , 2000.

ATTEST: /s/ Mary Jo David Secretary SEAL	LAFAYETTE SAVINGS BANK, FSB By /s/ John W. Corey President
ATTEST: /s/ Mary Jo David Secretary SEAL	LSB FINANCIAL CORP. By /s/ John W. Corey President
WITNESS: /s/ Jenni Souligne	EMPLOYEE /s/ Clark K. Bush